EXHIBIT B

                          FULL RECOURSE PROMISSORY NOTE


     For value received, receipt of which the undersigned hereby acknowledges, the undersigned, Jack Luchese ("Maker"), hereby promises to pay to Centrex Corporation ("Centrex"), the principal sum of Two Hundred Fifty Thousand Dollars($250,000), plus interest, computed on the unpaid balance at the rate of five and three quarters percent (5.75%) per annum, whichever is less, from the date hereof until the entire indebtedness evidenced by this Note is paid in full.

     This Note shall be secured by a pledge of and security interest in Fifteen million (15,000,000) shares of common stock subject to downward adjustment pursuant to the terms of the Stock Grant dated January 21, 2003 (the "Shares")of Centrex currently owned by the undersigned, together with any and all additional shares of common stock of Centrex that may be acquired by the undersigned after the date of this Note pursuant to the exercise of any Centrex stock options now or hereafter held by the undersigned.


     The entire amount of unpaid principal of this Note, plus all accrued interest, shall be due and payable on the earlier of (i) six (6) months after termination or cessation of Maker's employment with or services to Centrex, (ii) April 15, 2010, or (iii) the sale, pledge or other transfer by Maker of a majority of the Shares.

     This Note may, at the option of Maker, be prepaid in whole or in part at any time without premium or penalty. All payments shall be applied first to accrued and unpaid interest and then to principal.
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     This Note may,  at the option of the Maker be repaid in whole or in part at any time through the transfer of repurchase shares. Maker shall transfer a certain number of shares of Centrex Common Stock to Centrex who will repurchase these shares at market price at closing on the OTC Bulletin Board or any National Exchange. Maker shall receive credit for each share repurchased and this Note shall be reduced accordingly.

     If default is made in the payment of this Note, then, at the option of the holder and without notice, the entire unpaid principal sum and accrued interest shall become immediately due and payable, and, again at the option of the holder and without notice, the entire unpaid principal sum and accrued and unpaid interest shall bear interest from the date of such default until fully paid at the rate of eighteen percent (18%) per annum or the maximum rate permitted by applicable usury law, whichever is less.

     Amounts, if any, owed to Maker by Centrex may be offset against accrued interest and principal hereunder. In addition, at the election of either Maker or Centrex, unpaid accrued salary or other bonuses owed to Maker by Centrex may be offset against accrued interest and principal hereunder; provided, however, that Centrex may only make such election if, when and to the extent that amounts are due and payable hereunder.

     All payments and offsets shall be credited first against accrued interest to the date of the payment and thereafter to reduce the outstanding principal amount hereof. All payments shall be made in lawful money of the United States or through repurchase

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shares as set forth above to the holder at 9202 S. Toledo Ave., Tulsa, OK 74134, or at such other place as the holder may designate.

     If this Note is placed in the hands of an attorney for collection after any default, whether or not an action in court is commenced, the undersigned promises to pay all costs and expenses of collection (including, but not limited to, reasonable attorneys' fees) incurred by the holder.

     The obligation of this Note shall be joint and several. The undersigned and all endorsers and all persons liable or who become liable on this Note: (a) waive presentment, demand, protest and notice of presentment, demand protest, dishonor and nonpayment; (b) agree to remain bound for payment of this Note not withstanding any extension of time, substitution or release of security or any other indulgence by the holder of this Note; (c) waive notice of any such extension, substitution, release or other indulgence; and (d) consent to the jurisdiction and venue of the District Court in and for Tulsa County, State of Oklahoma in any action involving this Note or any default hereunder. The nonexercise by the holder of any of its rights or remedies hereunder in any instance shall not constitute a waiver thereof in that or any other instance.


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     This Note shall be  interpreted,  construed and enforced in all respects in accordance with the laws of the State of Oklahoma.


                                        Dated:     January 21, 2003

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                                        Jack Luchese